Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 11, 2007, by and between Current Media, LLC, a Delaware limited liability company (the “Company”), and DAVID NEUMAN (“Executive”).

The parties agree as follows:

1.        Employment and Title.  Effective as of October 27, 2007, the Company employs Executive as, and Executive accepts employment to serve as, President, Programming of the Company and its current subsidiaries (collectively, the “Group”), all upon the terms and conditions set forth in this Agreement, including the powers and authority set forth in Paragraph 2 below.

2.        Powers and Authority.

(a)     During the “Term”, as defined in Paragraph 5 below, Executive shall be President, Programming of the Group, and shall have such duties and responsibilities as may be assigned to Executive by the CEO of the Company (currently Joel Hyatt) (the “CEO”), which duties and responsibilities shall include responsibility for all programming activities of the Group.  During the Term, there shall be no executive in the Group with, responsibility for programming (other than the CEO and the Chairman of the Board of the Company) with a title or programming responsibilities equal or senior to that of the Executive.  All Group employees and consultants in the area of programming shall report to the Executive.

(b)    Executive’s services shall be exclusive to the Group.  Executive shall devote Executive’s best efforts and Executive’s full business time (except as provided in the following sentence) to the services to be performed hereunder.  Executive may serve on the Boards of Directors of (but in no other capacity for) other companies (provided they do not compete with the Company) and non-profit organizations, may manage the investment of Executive’s personal assets, and may make new investments of Executive’s personal assets in other companies so long as such activities do not materially interfere with Executive’s duties hereunder and (other than investments not to exceed 1% of the total outstanding shares of publicly-traded companies) such companies do not directly compete with the Company.

(c)     Executive shall Comply with the Company’s policies and procedures applicable to employees of Executive’s stature as in effect from time to time to the extent that such policies are made available to or known by Executive.

3.        Location.  The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in San Francisco, California, provided, however, that at such time as a new facility is operational in Los Angeles, California, which facility houses most of the Company’s programming and production, but not later than March 1, 2008, Executive’s principal place of employment shall be in Los Angeles, California.

4.        Reporting.  Executive shall report directly to the CEO of the Company (currently Joel Hyatt).

5.        Term.  Subject to the provisions for earlier termination set forth in Paragraph 8 below, the term of Executive’s employment hereunder shall commence on October 27, 2007, and continue for three (3) years through and including October 26, 2010 (the “Term”).  Neither the Company nor Executive shall have any obligation to renew or extend this Agreement beyond the Term.

6.        Compensation.

(a)     Salary and Bonus.  In consideration for the services to be rendered by Executive, and in full discharge of the Company’s salary obligations, Company shall pay to Executive and Executive shall accept the following amounts, less any tax withholdings required by law:

(i)        An annualized base salary of $750,000 during the first twelve-month period of the Term $825,000 during the second twelve-month period, and $900,000 during the third twelve-month period, payable bi-weekly in arrears commencing on the first regular bi-weekly payment date; and

(ii)       An annual performance-based bonus, or such applicable prorated portion thereof for any partial Company fiscal year during the Term, to be determined in the reasonable discretion of the CEO based on the achievement of performance deliverables that ate established by the Executive and the CEO, on an annual basis.  The maximum bonus opportunity shall be $150,000 for the first twelve-month period of the Term, $175,000 for the second twelve-month period and $200,000 for the third twelve-month period.

(b)    Business Expenses.  During the Term, the Company shall pay or reimburse Executive promptly for all reasonable business expenses incurred by Executive in the performance of Executive’s duties under this Agreement if properly substantiated and in accordance with the Company’s policies and procedures applicable to its senior employees generally.  At such time as Executive’s principal place of employment becomes Los Angeles, California, Executive may obtain reimbursement for all reasonable business expenses incurred by Executive in connection with fulfilling Executive’s responsibilities in San Francisco, California.

(c)     Insurance.  During the Term, Executive shall be entitled to and shall be accorded all rights and benefits under any life insurance, disability insurance, health and major medical insurance policy or policies which the Company provides for its senior employees generally.  Nothing in this paragraph shall require the Company to retain any particular policy or plans (which are subject to change by the Company).

(d)    Employee Benefit Plans.  Executive shall be entitled to participate in and/or receive all fringe benefits, vacation plans, and all other employee benefits under any 401(k) plan, savings plan, pension plan and any other similar plan or program which the Company provides for its senior employees generally, all subject to the terms and conditions of the various benefit plans (which shall be subject to change by the Company).  Executive shall be entitled to at least four weeks of paid vacation each year, not including Company or public holidays.

7.        Equity Incentive.  Simultaneously with the execution of this Agreement, the Executive and the Company are entering into a Share Award Agreement in the form attached hereto as Exhibit A.

8.        Termination.

(a)     Reasons for Termination.  Executive’s employment and this Agreement (other than those provisions set forth in Paragraph 12(j) below) shall terminate in accordance with the following provisions:

(i)        Death.  Executive’s employment and this Agreement shall terminate automatically upon the death of Executive.

(ii)       Disability.  Executive’s employment and this Agreement shall terminate at the option of the Company, if Executive is disabled.  Disability shall mean Executive’s inability to substantially perform his duties hereunder due to a medically determinable physical or mental impairment that can reasonably be expected to result in death within twelve (12) months or which has lasted or can be expected to last for at least 90 days in a consecutive 365 day period.

(iii)      Without Cause.  Upon notice by the Company to Executive without “Cause”.

(iv)     For Cause.  Upon written notice by the Company to Executive for “Cause”, which shall include only:

(1)       The continued failure of Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from illness, temporary absence, legal incapacity or disability) for fifteen (15) days after a demand for substantial performance is delivered in writing to Executive by the Company that specifically identifies the manner in which Executive has not substantially performed his duties;

(2)       Executive’s continued failure to follow reasonable and lawful directives (consistent with the terms of this Agreement) of the CEO after a demand for Executive to follow such directives is delivered in writing to Executive by the Company that specifically identifies the manner in which Executive has not followed such directives;

(3)       The engaging by Executive in willful, reckless or grossly negligent misconduct in connection with his employment, unless Executive immediately ceases such misconduct and remedies the adverse effect of such misconduct within thirty (30) days, after a demand to cease engaging in such misconduct is delivered in writing to Executive by Company that specifically identifies such misconduct;

(4)       Executive’s conviction of an offense or plea of guilty or nolo contendre to a charge involving moral turpitude or felony; or

(5)       The material breach by Executive of this Agreement and the failure to cure such breach within fifteen (15) days of delivery of a written notice to Executive by the Company that specifically identifies the breach.

(v)      For Good Reason.  Upon thirty (30) days written notice by Executive to the Company for “Good Reason”, which shall include:

(1)       A substantial and adverse change in Executive’s status or position with the Company as the same existed on the commencement of the Term hereof that is not cured within thirty (30) days after written notice thereof to the Company from Executive;

(2)       A reduction (other than for Cause) by the Company of Executive’s aggregate compensation under Paragraph 6(a) above as in effect on the commencement of the Term hereof or as in effect thereafter if such compensation has been increased, unless such a reduction is restated retroactively not later than thirty (30) days after written notice thereof to the Company from Executive;

(3)       A relocation of Executive’s principal place of employment to any place outside the greater San Francisco or Los Angeles areas; or

(4)       Any material breach by the Company of any material provision of this Agreement that is not cured within thirty (30) days after written notice thereof to the Company from Executive.

(vi)     Expiration.  At the expiration of the Term.

(b)    Compensation in the Event of Termination.

(i)        Death or Disability.  If the Agreement is terminated under Paragraph 8(a)(i) or 8(a)(ii) above, Executive or his estate (as the case may be) shall receive the compensation provided in Paragraph 6(a) above, if any, prorated to the date of termination of his employment, and all amounts accrued under benefit plans in which Executive is a participant as of the date of termination of employment, including without limitation the benefits provided, in Paragraph 6(e) in accordance with the provisions of the policies of the Company.

(ii)      Without Cause or for Good Reason.  If the Agreement is terminated under Paragraph 8(a)(iii) or 8(a)(v) above, Executive shall receive the following:  (1) subject to Paragraph 8(c), payments of base salary as and when due under Paragraph 6(a)(i) above through the Full Term; (2) a pro-ration of the maximum bonus opportunity under Paragraph 6(a)(ii) above for the relevant period through the date of termination; and (3) all amounts accrued under benefit plans in which Executive is a participant as of the date of termination, of employment, including without limitation the benefits provided in Paragraph 6(e) in accordance with the provisions of the policies of the Company.

(iii)     For Cause.  If the Agreement is terminated under Paragraph 8(a)(iv) above, Executive shall not be entitled to receive any payment or benefits following the date of termination, except as may be accrued to the date of termination, or vested under any plan or policies of the Company.

(c)     No Mitigation Obligation; Offset and Reduction.  In the event this Agreement and Executive’s employment is terminated for any reason, Executive shall have no duty to mitigate damages or seek employment.  The foregoing notwithstanding, to the extent that Executive is employed, by any other party during the Full Term following a termination under Paragraph 8(a)(iii) or 8(a)(v), any compensation received by the Executive from such employment shall reduce the amount payable by the Company under Paragraph 8(b)(ii).

(d)    Equity Incentive.  The Executive’s and Company’s rights and obligations with respect to the share award described in Exhibit A following a termination of employment shall be governed exclusively by the Share Award Agreement attached hereto as Exhibit A (and the LLC Agreement, as that term is defined in Exhibit A).

9.        Representations and Warranties; Indemnity; Insurance.

(a)     Each party represents and warrants to the other that he or it has the full power and authority to enter into and perform its obligations under this Agreement and that his or its execution of and performance under this Agreement shall not constitute a default under or breach of terms of any other agreement or order of any court or governmental authority to which it is a party or under which it is bound.

(b)    Each party shall indemnify, defend and hold harmless the other from and against any and all claims, demands, losses, damages, charges, actions, causes of action, recoveries, judgments, penalties and expenses (including reasonable outside attorneys’ fees) incurred in connection with or arising out of the breach of any covenant, representation or warranty contained in this Agreement.  The Executive shall be entitled to indemnification as an officer of the Company to the extent provided in the First Amended and Restated Operating Agreement of the Company dated as of May 4, 2004 (the “Operating Agreement”).

10.      Property Rights.

(a)     Executive agrees that all results and proceeds of Executive’s services, including any ideas, programs, formats, plans and arrangements, composed, conceived or created by Executive during the period of this employment, solely or in collaboration with others (collectively, the “Creations”), whether or not same is made at the request or suggestion of the Company, or during or outside regular hours of work, shall at all times be and remain the sole and exclusive property of the Company.  Executive further agrees that the Executive will, at the request of the

Company, execute and deliver to the Company, in form satisfactory to the Company, documents evidencing the Company’s ownership to the foregoing; but notwithstanding that no such documents are executed, the Company, as Executive’s employers, shall be deemed the owner thereof immediately upon creation.  Anything in this Agreement to the contrary notwithstanding, the provisions of this paragraph shall survive the termination, for any reason, of this Agreement.

(b)    Notwithstanding Paragraph 10(a) above, the Company shall, not own any Creations created by Executive prior to the Term or solely during Executive’s leisure hours during the Term, which Creation is not related in any manner to, or derived in any manner from, any projects, concepts and/or intellectual property of any nature of the Company or any of its affiliates or is otherwise covered under Section 2870 of the California Labor Code, the text of which is attached as Exhibit B hereto.  Notwithstanding the foregoing, Executive agrees to submit to the Company any such Creation which Executive desires to commercially exploit, and the Company will notify Executive within ten (10) business days of receipt if the Company desires to start negotiations for rights thereto.  If no agreement is reached within thirty (30) days after the start of negotiations, then the Executive will make an offer to the Company for such rights and if the Company does not accept, Executive may negotiate elsewhere the rights so offered.

11.      Confidential Material; Non-Solicitation.

(a)     Disclosure.  Executive acknowledges that, in the performance of duties on behalf of the Company, Executive shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed by, the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”).  All such Confidential Material is considered secret and will be available to Executive in confidence. Except in the performance of Executive’s duties on behalf of the Company or as required by law, Executive shall not, directly or indirectly for any reason whatsoever disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Executive’s) to be confidential because it has become publicly available.  All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Executive prepares, uses, or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material.  Upon termination of this Agreement by any means, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Material not previously delivered to the Company that may be or at any previous time has been in Executive’s possession or under Executive’s control; provided, however, Executive may keep Executive’s rolodex, personal files or other personal list of addresses and telephone numbers.

(b)    Unfair Competition.  Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by Executive by any means whatsoever (except as provided in Paragraph 11(a) above) at any time before, during or after Executive’s employment with the Company shall constitute “Unfair Competition”.

(c)     Other.  In the event of the termination of Executive’s employment for any reason, Executive (and any corporation or entity of which Executive is a director, officer, employee or greater than five percent (5%) shareholder) shall not, for a period of one (1) year:

(i)        directly or indirectly, solicit or influence or attempt to solicit or influence any current or prospective customer, client, vendor or supplier of the Company to divert his, her or its business to any competitor of the Company (whether or not exclusive) or otherwise terminate his, her, or its relationship with the Company for any purpose or no purpose;

(ii)       directly or indirectly solicit for employment any employee of the Company or any of its affiliates or subsidiaries (except Executive’s secretary or personal assistant) or otherwise cause or induce any employee of the Company to terminate his or her relationship with the Company; or

(iii)      make any public statement concerning the Company, any of its affiliates or subsidiaries, or Executive’s employment unless previously approved by the Company, except (a) as may be required by law, or (b) any primarily personal publicity issued by Executive that includes incidental, non-derogatory reference to the Company or its affiliates and/or Executive’s employment thereby.

12.      Miscellaneous.

(a)     Applicable Law and Venue.  This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules of conflicts of law.  Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

(b)    Interpretation.  The provisions of this Agreement were negotiated by each of the parties hereto and this Agreement shall be deemed to have been drafted by each party.

(c)     Representations of the Company.  The Company represents and warrants that this Agreement is validly binding on the Company and enforceable in accordance with its terms.

(d)    No Waivers.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such a provision or any other provision of this Agreement.  Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

(e)     Notices.  Any notice to be given under the terms of this Agreement shall be in writing and may be delivered personally, by telecopy, telex or other form of written electronic transmission, by overnight courier or by registered or certified mail, postage prepaid, and shall be addressed as follows:

To the Company:

Current Media, LLC
118 King Street
San Francisco, CA 94107
Attention:  CEO
Facsimile: (415) 9958283

To the Executive:

Mr. David Neuman
2201 Sunset Plaza Drive
Los Angeles, CA 90069
Facsimile:  (323) 650-4655

Either party may hereafter notify the other in writing of any change of address.  Any notice hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (iii) one day after timely delivery to an overnight delivery courier, or (iv) on the fifth day following the date of deposit in the United States mail if sent by registered or certified mail.

(f)     Severability.  The provisions of this Agreement are severable and if any provisions of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

(g)    Successors and Assigns.  The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

(h)    Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(i)      Survival.  The provisions of Paragraph 8, 9, 10, 11 and 12 of this Agreement shall survive the Term, it being understood that the foregoing shall not limit Executive’s rights with respect to amounts due him and unpaid at the expiration of the Term.

(j)      Confidentiality and Publicity.  This Agreement shall remain confidential and the terms shall not be divulged to any person (other than Executive’s professional advisors and family) except to the extent required by law or legal process.  Any press release or announcement of or relating to this Agreement or the employment by Executive and the timing of any such announcement shall only be made with, the agreement of Executive and Company.

(k)     Withholding; Payment.  Notwithstanding any other provisions of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(l)      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Current Media, LLC

/s/ David Neuman	/s/ Joel Hyatt
David Neuman	Joel Hyatt, as its CEO

EXHIBIT B

California Labor Code

2870.   Application of provision that employee shall assign or offer to assign rights in invention to employer

(a)   Any Provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)   Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)   Result from any work performed by the employee for the employer.

(b)   To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.